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               Consent of Ernst & Young LLP, Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses of Delaware Select Growth Fund dated June 30, 2003 and Delaware Technology and Innovation Fund dated August 29, 2003, to the use of our report dated June 6, 2003, included in the Delaware Select Growth Fund 2003 Annual Report to shareholders, and to the incorporation by reference of our report dated August 8, 2003, included in the Delaware Technology and Innovation Fund 2003 Annual Report to shareholders in this Registration Statement (Form N-14)(No. 2-95928) of Voyageur Mutual Funds III.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
October 10, 2003